Exhibit 99.1

CLAUDINE B. MALONE JOINS

APOLLO INVESTMENT CORPORATION’S BOARD OF DIRECTORS

New York, N.Y. – April 18, 2007 – Apollo Investment Corporation (NASDAQ: AINV) today announced that Claudine B. Malone has joined the Company’s Board of Directors. Ms. Malone will serve as a member of the Nominating and Corporate Governance Committee, the Audit Committee and as an Audit Committee financial expert.

Ms. Malone is the President and Chief Executive Officer of Financial & Management Consulting Inc. of McLean, Virginia. She also currently serves as a director of Hasbro Inc., Novell, Inc. and Aviva Life Insurance Company (USA). Previously, Ms. Malone was Chairman of the Board of the Federal Reserve Bank of Richmond from 1996 to 1999. She served as a visiting professor at the Colgate-Darden Business School of the University of Virginia from 1984 to 1987, an adjunct professor of the School of Business Administration at Georgetown University from 1982 to 1984, and an assistant and associate professor at the Harvard Graduate School of Business Administration from 1972 to 1981.

“We are pleased to have Claudine Malone join our Board,” said John Hannan, Chief Executive Officer of Apollo Investment Corporation. “We look forward to working with her and benefiting from her business experiences and judgment.”

ABOUT APOLLO INVESTMENT CORPORATION

Apollo Investment Corporation, or the Company, is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment portfolio is principally in middle-market private companies. The Company invests primarily in mezzanine loans and senior secured loans in furtherance of its business plan and also invests in the equity of portfolio companies. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Management, L.P., a leading private equity investor.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statements made herein.

CONTACT: Richard L. Peteka of Apollo Investment Corporation, (212) 515-3488.